EXHIBIT 10.12


                              CONSULTING AGREEMENT

         This Consulting Agreement ("Agreement") is made as of January 1, 1996, between EQUITY ONE, INC., a Maryland corporation (the "Company"), and DAVID VOOLKAN ("Consultant").

                                  WITNESSETH:

         WHEREAS, the Company desires to retain the services of Consultant for certain matters; and

         WHEREAS, Consultant desires to accept such engagement by the Company on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. ENGAGEMENTS. The Company hereby engages Consultant and Consultant hereby accepts engagement as a consultant to the Company upon the terms and conditions hereinafter set forth.

         2. SERVICES. Consultant agrees to devote Consultant's working time during the term of this Agreement to financial advise, assisting auditors, investor relations, including overseas investors, and computer and related systems review, evaluation and implementation in connection with the Company's operations, commensurate with the abilities, experience and know-how of Consultant.

         3. TERM. The term of this Agreement shall commence on the date hereof, and shall continue for a period of seven (7) years, unless sooner terminated by the Company pursuant to Section 6 of this Agreement, or by the Consultant pursuant to Section 7 of this Agreement.

         4. COMPENSATION AND BENEFITS.

               a. For services rendered by Consultant under the terms of this Agreement, and in consideration of the execution of this Agreement by Consultant and Consultant's service on the Company's Board of Directors, the Company shall pay Consultant an agreed fee of US$7, 500.00 per quarter payable at the beginning of each calendar quarter of the term of this Agreement.

               b. The Company shall reimburse Consultant for all reasonable expenses incurred by him in the discharge of his duties hereunder, including, but not limited to, travel fare, hotel accommodations and other lodging, long distance telephone tolls, couriers, postage, overnight and similar bulk and express package delivery services. Consultant shall maintain detailed records of such expenses in such form as the Company may request and make such records available to the Company as and when requested.

               c. The Company shall issue to Consultant, pursuant to the Company's existing Stock Option Plan or other similar plan, options to acquire 25,000 shares of the Company's capital stock, at an exercise price of $24.75 per share, such price to change downward only each fiscal year by the amount that the dividends declared and paid for the immediately preceding fiscal year exceed the dividends declared and paid for fiscal year 1995, such options to be vested over 4 years, 3,750 shares each year, commencing on January 1, 1997, and on the first day of each year, until all options vest. The options granted hereunder shall expire on December 31, 2006, regardless of date of vesting or issuance.

               d. In the event that at any time during the term of this Agreement, the Company proposes to register any of its securities under the Securities Act of 1933, as amended, the Company shall give Consultant the right and opportunity to register, the first time that the Company so proposes, any or all securities of the Company held by Consultant, including, any stock options and securities subject to such stock options.

         5. DISCLOSURE OF INFORMATION. Consultant acknowledges that the Company's trade secrets, private or secret processes as they exist from time to time, customer lists and information concerning products, development, technical information, procurement and sales activities and procedures, promotion and pricing techniques and credit and financial data concerning customers (the "Proprietary Information") are valuable, special and unique assets of the Company, access to and knowledge of which are essential to the performance of Consultant hereunder. In light of the highly competitive nature of the industry in which the Company's business is conducted, Consultant agrees that all Proprietary Information heretofore or in the future obtained by Consultant as a result of Consultant's association with the Company shall be considered confidential. In recognition of this fact, Consultant agrees that Consultant will not disclose any of such Proprietary Information for Consultant's own purposes or for the benefit of any person or other entity (except the Company) under any circumstances unless such Proprietary Information has been publicly disclosed generally or, upon written advice of legal counsel reasonably satisfactory to the Company, Consultant is legally required to disclose such Proprietary Information. Records prepared by Consultant or that come into Consultant's possession during Consultant's association with the Company are and remain the property of the Company, and when this Agreement terminates, such records shall be left with the Company.

         6. TERMINATION OF AGREEMENT.

               a. This Agreement may be terminated immediately following notice by the Company for "cause." For purposes of this Agreement, the term "cause" shall be a determination by the affirmative vote of eighty percent (80%) of the members of the Board of Directors of the Company voting at any regular or special meeting that any of the following has occurred:

                    (i) The material breach of one or more provisions of this Agreement by Consultant;

                    (ii) The arrest and conviction after all appeals of Consultant for a felony, capital crime or any crime involving moral turpitude, including but not limited to crimes involving illegal drugs;

                    (iii) The commission or participation by Consultant in an injurious act of fraud or dishonesty against the Company;

               b. After receipt of notice, unless "cause" is by reason of subsection (i), in which case the Consultant shall have thirty (30) days to remedy such breach, or if the breach cannot be cured in such thirty (30) day period, to commence to cure, to the satisfaction of the Company's Board of Directors, at the end of ninety (90) days, the Company shall give notice of termination of this Agreement to Consultant and the parties shall thereafter be relieved of all further obligations hereunder.

         7. TERMINATION BY CONSULTANT. Consultant may terminate this Agreement upon not less than ninety (90) days written notice to Company, in which case, Consultant shall receive payments due hereunder up until the time of Consultant's effective date of termination, and the Company shall have no further obligation under this Agreement.

         8. NON-COMPETITION. The Consultant specifically agrees that, in the case of his voluntary resignation from all of his positions, for a period of one
(1) year (the "Non-Competition Period") from and after the time of his voluntary resignation, and subject to the exceptions for the Consultant's engagement in other businesses or ventures as described in Section 3, above, the Consultant shall not engage, in the United States of America, without the prior written consent of the Board of Directors of the Company, directly or indirectly, (i) own, control, or participate in the ownership or control of any line of business or enterprise that directly competes with the Company in any business of the Company existing or proposed at the time the Consultant shall cease to perform services hereunder wherever located; (ii) interfere with or disrupt or attempt to disrupt, or take any action that could reasonably be expected to disrupt, any past or present or prospective relationship, contractual or otherwise, between the Company and any customer, supplier, sales representative, or consultant of the Company; (iii) directly or indirectly solicit for employment or attempt to employ, or assist any other entity in employing or soliciting for employment, either on a full-time or part-time or consulting basis, any consultant or executive (whether salaried or otherwise, union or non-union) who within one (1) year of the time the Consultant ceased to perform services hereunder had been employed by the Company, or (iv) communicate with or solicit any person who was a customer of the Company or any present or future customer of the Company (including without limitation customers previously or in the future generated or produced by Consultant), in any manner which interferes or might interfere with such customer's relationship with the Company, or in an effort to obtain such customer as a customer of any person which conducts business competitive with the Company's business.

         9. TERMINATION WITHOUT CAUSE. In the event this Agreement is terminated without cause, upon termination: (i) all compensation due under the balance of the term of this Agreement shall be paid to Consultant, (ii) all stock options granted to Consultant shall vest, and (iii) the Company shall pay to Consultant all legal fees and expenses incurred by Consultant as a result of termination or Change in Control (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to enforce any right or benefit provided by this Agreement).

         10. REMEDIES.

               (a) Consultant acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of Section 6, above, would be inadequate. In recognition of this fact, in the event of a breach by Consultant of any of the provisions of Section 6, above, Consultant agrees that, in addition to the Company's remedy at law, all rights of Consultant to payment or otherwise under this Agreement and all amounts then or thereafter due Consultant from the Company under this Agreement may be terminated. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

               (b) Consultant acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 6, above, and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting the design, development, manufacture, marketing or sale of products and providing of services of the kind designed, developed, manufactured, marketed, sold or provided by the Company or any other form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

         11. INDEPENDENT CONTRACTOR. Consultant shall not for any purpose be deemed to be an employee of the Company during the term of this Agreement, but shall be an independent contractor. Consultant shall have no authority to act on behalf of or to bind the Company in any manner whatsoever. Consultant shall be solely responsible for the payment of any federal, state or local taxes applicable to the fees paid to Consultant pursuant to this Agreement.

         12. INFORMATION.

               a. Without the prior written consent of the Company or as required by law, Consultant will not, at any time, either during or after his retention by the Company, directly or indirectly divulge or disclose to any person, firm, association, or the Company, or use for his own benefit, gain, or others, any plans, products, data, results of tests and data, customer lists, or any other trade secrets or confidential materials or like information of the Company, including (but not by way of limitation) any and all information and instructions, technical or otherwise, prepared or issued for the use of the Company (collectively, the "Confidential Information"), it being the intent of the Company, with which intent Consultant hereby agrees to restrict him from dissemination or using any like information that is unpublished or not readily available to the general public.

               b. Upon the termination of this Agreement for any reason whatsoever, Consultant shall immediately deliver to the Company all lists, books, records, data, and other information (including all copies) of every kind relating to or connected with the Company and its activities, business, and customers and Consultant's performance under this Agreement.

         13. NOTICE. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified or registered mail, return receipt requested, to the parties at the following addresses (or such other address as may be given to the other party in writing):

To the Company:                                   ___________________________
                                                  ___________________________
                                                  ___________________________

To Consultant:                                    ___________________________
                                                  ___________________________
                                                  ___________________________


         14. WAIVER OF BREACH. The waiver by the Company of a breach of any condition of the Agreement by Consultant shall not be construed as a waiver of any subsequent breach by Consultant.

         15. ASSIGNMENT. Subject to the limitations below, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and permitted assigns. The Company shall have the right to assign this Agreement and its rights hereunder to any entity resulting from the reorganization, merger or consolidation of the Company or with any entity to which the Company may sell all or substantially all of its assets. Consultant acknowledges that his obligations hereunder are personal and unique and agrees that he will not assign this Agreement or any of his rights or obligations hereunder. Any attempted assignment in violation of this Paragraph 14 shall be void.

         16. ARBITRATION. In the event of any controversy or claim between the parties to this Agreement arising out of, or relating to, this Agreement, or any breach thereof, whether that claim sounds in tort, contract, or any other legal theory, then that dispute shall be resolved by binding arbitration, and judgment upon the award(s) rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitral tribunal shall consist of one member, appointed by agreement between the Parties; failing such agreement within ten
(10) days after commencement of any action, a neutral arbitrator will be appointed by the supervising authority. Arbitration will be held in Miami, Florida, under the Rules of Commercial Arbitration and under the institutional supervision of the American Arbitration Association. The procedural law governing the arbitration shall be the law of Florida; the substantive law applied by the arbitrator shall be the law of Florida. The proceedings shall be conducted in the English language. Attorneys' fees and the costs of the arbitration, including the fees of the arbitrator, shall ordinarily be charged to the unsuccessful party, but the tribunal shall have the power to apportion the legal fees and costs as it deems just.

         17. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties. It may be changed only by agreement in writing signed by both parties.

         18. HEADINGS. The headings herein are for convenience of reference only and shall not be deemed to be part of the substance of this Agreement.

         19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed and original but all of which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                             COMPANY:

                                             EQUITY ONE, INC., a Maryland
                                             corporation

Attest:


/s/ ILLEGIBLE                                By:  /s/ CHAIM KATZMAN
--------------------------------                ------------------------------
                                                Authorize Signatory


                                             CONSULTANT

                                             /S/ DAVID VOOLKAN
--------------------------------             ------------------------------
                                             DAVID VOOLKAN

-------------------------------